THE FOLLOWING IS FOR INFORMATIONAL PURPOSES ONLY. THESE STATEMENTS ARE NOT INCORPORATED BY REFERENCE IN THIS OR ANY OTHER FILING WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE STATEMENTS SHOULD BE READ IN CONJUNCTION WITH THE COMDISCO, INC. CONSOLIDATED FINANCIAL STATEMENTS AND THIS INFORMATION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SUCH FINANCIAL STATEMENTS.

     INDEPENDENT AUDITORS' REPORT

     The Stockholders and Board of Directors
     Comdisco, Inc.:

     We have audited the accompanying balance sheets of Comdisco Ventures group (a division of Comdisco, Inc., "the company") as of September 30, 2000 and 1999, and the related statements of earnings and division net worth, and cash flows for each of the years in the three-year period ended September 30, 2000. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     As described in note 1 to the financial statements, Comdisco Ventures group is a division of Comdisco, Inc.; accordingly, the financial statements of Comdisco Ventures group should be read in conjunction with the audited consolidated financial statements of Comdisco, Inc.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Comdisco Ventures group as of September 30, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended
     September 30, 2000 in conformity with accounting principles generally accepted in the United States of America.

     /s/  KPMG LLP

     Chicago, Illinois
     November 7, 2000

COMDISCO VENTURES GROUP
Balance Sheets
September 30, 2000 and 1999
(in millions)

                                                                     2000        1999
                                                                   ------      ------
ASSETS
     Cash and cash equivalents ..............................      $   25      $    -
     Equity securities ......................................         832         197
     Receivables, net .......................................         723         380
     Leased assets:
         Direct financing and sales-type ....................           3           5
         Operating (net of accumulated depreciation
           and amortization) ................................         552         283
                                                                   ------      ------
                  Net leased assets .........................         555         288
     Other assets ...........................................           6           7
                                                                   ------      ------
                                                                   $2,141      $  872
                                                                   ======      ======

LIABILITIES AND DIVISION NET WORTH
     Inter-group payable ....................................      $1,142      $  559
     Deferred income taxes ..................................         260          72
     Other liabilities ......................................          85          41
                                                                   ------      ------
                                                                    1,487         672

     Accumulated other comprehensive income .................         392          86
     Accumulated net earnings ...............................         262         114
                                                                   ------      ------
                  Total division net worth                            654         200
                                                                   ------      ------
                                                                   $2,141      $  872
                                                                   ======      ======


See accompanying notes to financial statements.

COMDISCO VENTURES GROUP
Statements of Earnings and Division Net Worth
Years ended September 30, 2000, 1999 and 1998
(in millions)

                                                          2000     1999     1998
                                                          ----     ----     ----
Revenue:
    Leasing:
      Operating .....................................     $195     $117     $ 83
      Direct financing ..............................        -        1        1
      Sales-type ....................................        2        -        1
                                                          ----     ----     ----
            Total leasing ...........................      197      118       85

    Sales ...........................................       11        6        7
    Interest income on notes ........................       56       23        7
    Warrant sale proceeds and capital gains .........      406       81       15
    Other ...........................................        3        1        -
                                                          ----     ----     ----
            Total revenue ...........................      673      229      114
                                                          ----     ----     ----
Costs and expenses:
    Leasing:
      Operating .....................................      150       88       60
      Sales-type ....................................        1        -        -
                                                          ----     ----     ----
            Total leasing ...........................      151       88       60

    Sales ...........................................        9        5        4
    Commission expense ..............................       78       10        2
    Other selling, general, and administrative ......       16        8        3
    Interest ........................................       61       24       11
    Bad debt expense ................................      112       23        5
                                                          ----     ----     ----
            Total costs and expenses ................      427      158       85
                                                          ----     ----     ----

Earnings before income taxes ........................      246       71       29
Income taxes ........................................       98       28       12
                                                          ----     ----     ----
Net earnings ........................................     $148     $ 43     $ 17
                                                          ====     ====     ====

Division net worth at beginning of year .............     $200     $ 71     $ 54

Comprehensive income:
    Net earnings ....................................      148       43       17
    Other comprehensive income -
      unrealized gains, net of tax ..................      306       86        -
                                                          ----     ----     ----
            Total comprehensive income ..............      454      129       17
                                                          ----     ----     ----
Division net worth at end of year ...................     $654     $200     $ 71
                                                          ====     ====     ====


See accompanying notes to financial statements.

COMDISCO VENTURES GROUP
Statements of Cash Flows
Years ended September 30, 2000, 1999 and 1998
(in millions)

                                                            2000       1999       1998
                                                         -------    -------    -------
Cash flows from operating activities:
    Operating lease and other leasing receipts .......   $   194    $   118    $    92
    Leasing costs, primarily rentals paid ............         -          -         (1)
    Sales ............................................        10          7          6
    Cost of sales ....................................         -          -         (1)
    Warrant proceeds .................................       398         55         15
    Promissory note receipts .........................       267         69         33
    Other revenue ....................................         3         12          7
    Selling, general, and administrative expenses ....       (46)        (8)        (7)
                                                         -------    -------    -------
             Net cash provided by operating activities       826        253        144
                                                         -------    -------    -------

Cash flows from investing activities:
    Equipment purchased for leasing ..................      (438)      (206)      (114)
    Purchase of property and equipment ...............        (2)         -          -
    Equity investments ...............................      (145)       (40)        (8)
    Issuance of promissory notes .....................      (621)      (334)       (57)
    Other ............................................         -          -          2
                                                         -------    -------    -------
             Net cash used in investing activities ...    (1,206)      (580)      (177)
                                                         -------    -------    -------

Cash flows from financing activities:
    Net change in inter-group loans ..................       405        327         33
                                                         -------    -------    -------
             Net cash provided by financing activities       405        327         33
                                                         -------    -------    -------

             Net increase in cash and cash equivalents        25          -          -
Cash and cash equivalents at beginning of year .......         -          -          -
                                                         -------    -------    -------
Cash and cash equivalents at end of year .............   $    25    $     -    $     -
                                                         =======    =======    =======


COMDISCO VENTURES GROUP
Statements of Cash Flows, Continued
Years ended September 30, 2000, 1999 and 1998
(in millions)

                                                                      2000    1999   1998
                                                                      ----    ----   ----
Reconciliation of net earnings to net cash
    provided by operating activities:
Net earnings ...............................................          $148    $ 43   $ 17
Adjustments to reconcile net earnings to
    net cash provided by operating activities:
      Leasing costs, primarily depreciation and amortization           150      87     59
      Leasing revenue ......................................             -       2      6
      Principal portion of notes receivable ................           211      47     26
      Cost of sales ........................................             8       4      3
      Selling, general, and administrative expenses ........           160      34      4
      Income taxes .........................................            98      28     12
      Interest .............................................            61      24     11
      Other - net ..........................................           (10)    (16)     6
                                                                      ----    ----   ----

             Net cash provided by operating activities .....          $826    $253   $144
                                                                      ====    ====   ====


See accompanying notes to financial statements.

COMDISCO VENTURES GROUP
Notes to Financial Statements
September 30, 2000, 1999 and 1998
(in millions)



(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NATURE OF OPERATIONS

     Formed in 1987 as a division of Comdisco, Inc., Comdisco Ventures group (the "company") provides venture leases, venture debt and direct equity financing to venture capital-backed companies. Venture leases are leases with warrants that compensate the company for providing equipment leases with terms having lower periodic cash costs than leases without warrants. Similarly, venture debt is a high-risk loan with warrants or a conversion-to-equity feature with more flexible terms, having lower periodic costs and security conditions, than more traditional debt financing. The company's principal market is North America.

     The company's cash activity is reflected through the inter-group payable account. Interest expense on the inter-group payable account, included in the accompanying financial statements, amounted to $61 million, $24 million, and $11 million in the years ended September 30, 2000, 1999, and 1998, respectively.

     The company is allocated certain shared services and support activity of Comdisco, Inc., consisting of, among other things, financial and accounting services, information system services, certain selling and marketing activities, executive management, human resources, corporate finance, legal, and corporate planning activities. Such allocated expenses amounted to $4 million, $3 million, and $1 million in the years ended September 30, 2000, 1999, and 1998, respectively. The company was allocated such expenses based on use and other criteria which management believes is reasonable.

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     INCOME TAXES

     The company is included in the consolidated Federal and state income tax returns of Comdisco, Inc. Income tax expense has been computed as if the company filed its own income tax returns. Related current tax liabilities are settled through the inter-group payable account.

     The company uses the asset and liability method to account for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance for any tax benefits of which future realization is uncertain.

     LEASE ACCOUNTING

     See notes 4, 5 and 6 of notes to financial statements for a description of lease accounting policies, lease revenue recognition, and related costs.

     CASH AND CASH EQUIVALENTS: Cash equivalents are comprised of highly liquid debt instruments with original maturities of 90 days or less. The cash balance at September 30, 2000 is cash that has been committed to be invested but had not yet been remitted to the investee.

     OTHER ASSETS

     Other assets consists primarily of inventory of equipment and property, plant and equipment. Inventory of equipment is stated at the lower of cost or market by categories of similar equipment. Property, plant and equipment is carried at cost and is depreciated using the straight-line method over the estimated useful lives of the related assets ranging from three to five years.

     INVESTMENTS IN EQUITY SECURITIES

     The company determines the appropriate classification of marketable securities at the time of purchase and reevaluates such designation at each balance sheet date. Marketable securities classified as available-for-sale are carried at fair value, based on quoted market prices, net of estimated commission expenses, with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income. Equity investments for which there is no readily determinable fair value are carried at cost, less any appropriate valuation allowance.

     WARRANTS

     The company's investments in warrants (received in connection with its lease or other financings) are initially recorded at zero cost and carried in the financial statements as follows:

          o Warrants that meet the criteria for classification as available-for-sale are carried at fair value based on quoted market prices with unrealized gains and losses excluded from earnings and reported in accumulated other comprehensive income.

          o Warrants that do not meet the criteria for classification as available-for-sale are carried at zero value.

     The proceeds received from the sale or liquidation are recorded as income on the trade date.

     RECLASSIFICATIONS

     Certain reclassifications have been made in the 1998 and 1999 financial statements to conform to the 2000 presentation.

(2)  EQUITY SECURITIES

     The company provides financing to privately-held companies in networking, optical networking, software, communications, Internet-based and other industries through the purchase of equity securities. For equity investments, which are non-quoted investments, the company's policy is to regularly review the assumptions underlying the operating performance and cash flow forecasts in assessing the carrying values. The company identifies and records impairment losses on equity securities when events and circumstances indicate that such assets might be impaired. During 2000 and 1999, certain of these investments in privately held companies became available-for-sale securities when issuers completed initial public offerings.

     Equity securities at September 30, 2000 were as follows (in millions):


                                                      Gross          Gross
                                                   unrealized     unrealized       Market
                                          Cost        gains         losses         value
                                         -----    ------------   ------------     -------
     Available-for-sale
       securities .....................   $ 31        $652           $  -          $683
     Preferred stock
       and other equity................    149           -              -           149
                                          ----        ----           ----          ----
                                          $180        $652           $  -          $832
                                          ====        ====           ====          ====


     Equity securities at September 30, 1999 were as follows (in millions):

                                                      Gross          Gross
                                                   unrealized     unrealized       Market
                                          Cost        gains         losses         value
                                         -----    ------------   ------------     -------

     Available-for-sale
       securities .....................   $  7        $143           $  -          $150
     Preferred stock
       and other equity................     47           -              -            47
                                          ----        ----           ----          ----
                                          $ 54        $143           $  -          $197
                                          ====        ====           ====          ====


     Realized gains or losses are recorded on the trade date based upon the difference between the proceeds and the cost basis determined using the specific identification method. Changes in the valuation of available-for-sale securities are included as changes in the unrealized holding gains in accumulated other comprehensive income. Net realized gains from the sales of equity investments were $202 million, $6 million and $1 million in fiscal 2000, 1999, and 1998, respectively. Gross realized gains from the sales of equity securities were $206 million, $8 million, and $2 million in fiscal 2000, 1999, and 1998, respectively.

     The company records the proceeds received from the sale or liquidation of warrants received in conjunction with its lease or other financings as income on the trade date. These proceeds were $204 million, $75 million, and $14 million in fiscal 2000, 1999, and 1998, respectively.

(3)  RECEIVABLES

     Receivables include the following at September 30 (in millions):

                                      2000     1999
                                     -----    -----

     Notes .......................   $ 708    $ 356
     Accounts ....................      12        7
     Unsettled equity transactions      67       26
     Other .......................      31        8
                                     -----    -----
     Total receivables ...........     818      397
     Allowance for credit losses .     (95)     (17)
                                     -----    -----
     Total .......................   $ 723    $ 380
                                     =====    =====

     The company provides loans to privately held venture capital-backed companies in networking, optical networking, software, communications, Internet-based and other industries. The company's loans are generally structured as equipment loans or subordinated loans.

     The amount of each loan varies, but generally does not exceed $10 million. The loans bear fixed interest rates currently ranging from 8% to 13% per annum. In addition, loan processing fees typically ranging from .75% to 1.5% of the principal amount of the loan commitment may be paid at closing. As part of the transaction, the company receives warrants to purchase an equity interest in its customer, or a conversion option, in each case at a stated exercise price based on the price paid by venture capitalists. Loans provide current income from interest and fees.

     Contractual maturities of total notes receivables as of September 30, 2000 were as follows: 2001 - $296 million; 2002 - $320 million; 2003 - $170 million; 2004 - $4 million. Actual cash flows will vary from contractual maturities due to prepayments and charge-offs.

     The allowance for credit losses includes management's estimate of the amounts expected to be lost on specific accounts and for losses on other as of yet unidentified accounts included in receivables at September 30, 2000, including estimated losses on future noncancelable lease rentals. In estimating the reserve component for unidentified losses within the receivables and lease portfolio, management relies on historical experience, adjusted for any known trends, including industry trends, in the portfolio.

     Changes in the allowance for credit losses (combined notes and accounts receivables) for the years ended September 30, were as follows (in millions):

                                         2000     1999     1998
                                        -----    -----    -----

     Balance at beginning of year...     $ 17     $  6     $  5
     Provision for credit losses....      112       23        5
     Net credit losses .............      (34)     (12)      (4)
                                         ----     ----     ----
     Balance at end of year ........     $ 95     $ 17     $  6
                                         ====     ====     ====

(4)  LEASE ACCOUNTING POLICIES

     FASB Statement of Financial Accounting Standards No. 13 requires that a lessor account for each lease by either the direct financing, sales-type, or operating method.

     LEASED ASSETS

     o Direct financing and sales-type leased assets consist of the present value of the future minimum lease payments plus the present value of the residual (collectively referred to as the net investment). Residual is the estimated fair market value at lease termination. In estimating the equipment's fair value at lease termination, the company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The company's estimates are reviewed continuously to ensure realization; however, the amounts the company will ultimately realize could differ from the estimated amounts.

     o Operating leased assets consist of the equipment cost, less the amount depreciated to date.

     REVENUE, COSTS, AND EXPENSES

     o Direct financing leases - Revenue consists of interest earned on the present value of the lease payments and residual. Revenue is recognized periodically over the lease term as a constant percentage return on the net investment. There are no costs and expenses related to direct financing leases since leasing revenue is recorded on a net basis.

     o Sales-type leases - Revenue consists of the present value of the total contractual lease payments which is recognized at lease inception. Costs and expenses consist of the equipment's net book value at lease inception, less the present value of the residual. Interest earned on the present value of the lease payments and residual, which is recognized periodically over the lease term as a constant percentage return on the net investment, is included in direct financing lease revenue in the statement of earnings.

     o Operating leases - Revenue consists of the contractual lease payments and is recognized on a straight-line basis over the lease term. Costs and expenses are principally depreciation of the equipment. Depreciation is recognized on a straight-line basis over the lease term to the company's estimate of the equipment's fair market value at lease termination, also commonly referred to as "residual" value. In estimating the equipment's fair value at lease termination, the company relies on historical experience by equipment type and manufacturer and, where available, valuations by independent appraisers, adjusted for known trends. The company's estimates are reviewed continuously to ensure realization; however, the amounts the company will ultimately realize could differ from the amounts assumed in determining depreciation on the equipment in the operating lease portfolio at September 30, 2000.

     o Initial direct costs related to operating and direct financing leases are capitalized and amortized over the lease term.

(5)  LEASED ASSETS

     The components of the net investment in direct financing and sales-type leases as of September 30 are as follows (in millions):

                                                      2000   1999
                                                      ----   ----

     Minimum lease payments receivable ..........      $ 3    $ 6
     Estimated residual values ..................        -      -
     Less: unearned revenue .....................        -     (1)
                                                       ---    ---
     Net investment in direct financing and
        sales-type leases .......................      $ 3    $ 5
                                                       ===    ===

     Unearned revenue is recorded as leasing revenue over the lease terms.

     Operating   leased  assets   include  the  following   as  of  September 30
     (in millions):

                                                      2000     1999
                                                      ----     ----

     Operating leased assets ....................    $ 778    $ 433
     Less: accumulated depreciation and
         amortization ...........................     (226)    (150)
                                                      ----     ----
     Net operating leased assets ................    $ 552    $ 283
                                                      ====     ====



(6)  LEASE PORTFOLIO INFORMATION

     The size of the company's lease portfolio can be measured by the cost of leased assets at the date of lease inception. Cost at lease inception represents either the equipment's original cost or its net book value at termination of a prior lease. The following table summarizes, by year of lease commencement and by year of projected lease termination, the cost at lease inception for all leased assets recorded at September 30, 2000 (in millions):



                                        Cost at     Projected year of lease termination
          Year lease                     lease     ------------------------------------
          commenced                    inception       2001    2002    2003    2004
        ------------------             ---------       ----    ----    ----    ----
        1996 and prior                 $ 17            $ 17    $  -    $  -    $  -
        1997                             46              44       1       1       -
        1998                             87              37      50       -       -
        1999                            210              10     104      91       5
        2000                            438               -      20     280     138
                                       ----            ----    ----    ----    ----
                                       $798            $108    $175    $372    $143
                                       ====            ====    ====    ====    ====


     The following table summarizes the estimated net book value at lease termination for all leased assets recorded at September 30, 2000. The table is presented by year of lease commencement and by year of projected lease termination (in millions):


                                       Net book
                                       value at    Projected year of lease termination
          Year lease                    lease      ------------------------------------
          commenced                   termination      2001    2002    2003    2004
        ------------------            -----------      ----    ----    ----    ----
        1996 and prior                 $  -            $  -    $  -    $  -    $  -
        1997                              4               4       -       -       -
        1998                             10               4       6       -       -
        1999                             20               1      10       9       -
        2000                             22               -       1      15       6
                                       ----            ----    ----    ----    ----
                                       $ 56            $  9    $ 17    $ 24    $  6
                                       ====            ====    ====    ====    ====




(7)  FUTURE CONTRACTUAL CASH FLOWS

     Presented  below is a summary  of future  contractual  noncancelable  lease
     rentals  on  owned   equipment   and   maturities   of  notes   receivables
     (collectively, "cash in-flows").

     The summary presents expected cash in-flows due in accordance with the contractual terms in existence as of September 30, 2000 (in millions).

                                                    2001     2002     2003     2004    Total
                                                  ------   ------   ------   ------   ------
     Expected future cash in-flows:
         Direct financing and sales-type leases  $     3   $    -   $    -   $    -   $    3
         Operating leases .....................      264      228      120       15      627
         Notes receivable .....................      296      320      170        4      790
                                                  ------   ------   ------   ------   ------
                                                  $  563   $  548   $  290   $   19   $1,420
                                                  ======   ======   ======   ======   ======



(8)  INCOME TAXES

     The company files its U.S. income tax return as part of the consolidated return with its parent. In accordance with a tax sharing agreement, the company records its income tax liabilities on a separate return basis.

     The components of the income tax provision (benefit) charged (credited) to operations were as follows (in millions):


                                     2000     1999    1998
                                    -----    -----   -----
     Current:
         U.S. Federal ...........   $  92    $  14   $  10
         U.S. state and local ...      21        3       2
                                    -----    -----   -----
                                      113       17      12

     Deferred:
         U.S. Federal ...........     (12)       9       -
         U.S. state and local ...      (3)       2       -
                                    -----    -----   -----
                                      (15)      11       -
                                    -----    -----   -----
              Total tax provision   $  98    $  28   $  12
                                    =====    =====   =====

     The reasons for the difference between the U.S. Federal income tax rate and the effective income tax rate for earnings were as follows:

                                                       2000      1999      1998
                                                     ------    ------    ------

     U.S. Federal income tax rate ................    35.0%     35.0%     35.0%
     Increase resulting from - State income taxes,
        net of U.S. Federal tax benefit ..........     4.9       4.9       4.9
                                                     ------    ------    ------

                                                      39.9%     39.9%     39.9%
                                                     ======    ======    ======

     Deferred tax assets and liabilities at September 30, 2000 and 1999 were as follows (in millions):

                                                   2000     1999
                                                  -----    -----
     Deferred tax assets (liabilities):
         Investments ..........................   $   4    $   4
         Accounts receivable ..................      38        2
         Lease accounting .....................     (37)     (18)
         Deferred income ......................      (5)      (3)
         Accumulated other comprehensive income    (260)     (57)
                                                  -----    -----
            Gross deferred tax liabilities ....    (260)     (72)
     Less: valuation allowance ................       -        -
                                                  -----    -----
            Net deferred tax liabilities ......   $(260)   $ (72)
                                                  =====    =====

(9)  COMPREHENSIVE INCOME

     Components of other comprehensive income consists of the following (in millions):
                                                2000     1999     1998
                                               -----    -----    -----

     Unrealized gains on securities:
       Unrealized holding gains arising
        during the period ..................   $ 915    $ 224    $  15
       Reclassification adjustment for gains
        included in earnings before income
        taxes ..............................    (406)     (81)     (15)
                                               -----    -----    -----
     Net unrealized gains, before
        income taxes .......................     509      143        -
     Income taxes ..........................    (203)     (57)       -
                                               -----    -----    -----
     Net unrealized gains ..................     306       86        -
                                               -----    -----    -----
     Other comprehensive income ............     306       86        -
     Net earnings ..........................     148       43       17
                                               -----    -----    -----
     Total comprehensive income ............   $ 454    $ 129    $  17
                                               =====    =====    =====

     Accumulated  other   comprehensive   income  presented  below  and  in  the
     accompanying balance sheets consists of the accumulated net unrealized gain on available-for-sale securities (in millions):

                                   Accumulated
                                     other
                                  comprehensive
                                     income
                                  ------------


     Balance at September 30, 1997..   $  -
     Pretax amount .................      -
     Income taxes ..................      -
                                       ----

     Balance at September 30, 1998..      -
     Pretax amount..................    143
     Income taxes ..................    (57)
                                       ----

     Balance at September 30, 1999..     86
     Pretax amount..................    509
     Income taxes ..................   (203)
                                       ----
     Balance at September 30, 2000..   $392
                                       ====

(10) FAIR VALUE OF FINANCIAL INSTRUMENTS

     The estimated fair value of the company's financial instruments are as follows (in millions):

                                                                      2000               1999
                                                                ---------------    ----------------
                                                                Carrying   Fair    Carrying   Fair
                                                                 Amount    Value    Amount    Value
                                                                -------   -----    --------  ------
     Assets:
         Cash and cash equivalents .............................   $ 25   $ 25     $  -      $  -
         Equity securities .....................................    832    832      197       197
         Notes receivable including
          noncurrent portion ...................................    708    708      356       356



     Fair values were determined as follows:

     o The carrying amounts of cash and cash equivalents approximates fair value because of the short-term maturity of these instruments.

     o   Equity   instruments   are   based  on   quoted   market   prices   for
     available-for-sale securities, and, for non-quoted equity instruments, based on the lower of management's estimates of fair value or cost. The company's investment in warrants of public companies were valued at the bid quotation.

     o Notes receivable are estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar business profiles.